EXHIBIT 99.1

MEMORANDUM

TO:	Directors and Executive Officers of Alabama National BanCorporation

FROM:	Kimberly Moore

DATE:	August 26, 2005

RE:	Notice of Change in the Blackout Period with Respect to Trading of Common Stock of Alabama National BanCorporation

The purpose of this notice is to inform you of a change in the ending date of the blackout period associated with the transition of trustee, investment, and recordkeeping services for the Alabama National BanCorporation Employee Capital Accumulation Plan (the “Plan”) to Fidelity Management Trust Company and Fidelity Investments. As a result of the transition, a blackout period was imposed on participants’ transactions in the Plan in order to allow for the transfer and reinvestment of the Plan’s assets. Since participants could not engage in transactions with respect to their Plan accounts during the blackout period, the securities laws prohibited you, as an insider, from purchasing, selling, or otherwise acquiring or transferring certain equity securities of Alabama National during the blackout period.

It was originally communicated to you that the end of the blackout period would be August 31, 2005; however, we are happy to report that Fidelity Management Trust Company and Fidelity Investments accomplished the transition earlier than expected, and the blackout period ended on August 24, 2005. Therefore, you can now resume purchasing, selling, or otherwise acquiring or transferring any equity securities of Alabama National, so long as such transactions comply with Alabama National’s insider trading policy.

Other than the earlier ending date for the blackout period, there are no material changes to the information contained in the prior blackout period notice dated June 22, 2005.

This notice is provided to you pursuant to the requirements of Rule 104 of Regulation BTR promulgated under the Securities Exchange Act of 1934 and Section 306(a) of the Sarbanes-Oxley Act of 2002.

If you have any questions concerning the change in the blackout period, please contact Kimberly Moore, Senior Vice President and Plan Administrator, by telephone at (205) 583-3738, by email at kmoore@access-bank.com, or by mail at Alabama National BanCorporation, 1927 First Avenue North, Birmingham, Alabama 35203.